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                                                                 EXHIBIT (5)(g)

                                                --------------------------------
   BANPONCE                                     BANPONCE CORPORATION
CORPORATION                                     PO Box 362708
                                                San Juan, Puerto Rico 00936-2708


                                           December 12, 1995



BanPonce Corporation
209 Munoz Rivera Avenue
Hato Rey, Puerto Rico 00918

Ladies and Gentlemen:

       In connection with the registration under the Securities Act of 1933 (the "Act"), of $125,000,000 principal amount of 6 3/4% Subordinated Notes due December 15, 2005 (the "Securities") of BanPonce Corporation, a Puerto Rico corporation (the "Company"), I, as Legal Counsel to the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

       Upon the basis of such examination, I advise you that, in my opinion:

              (1) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Puerto Rico.

              (2) The Indenture relating to the Securities has been duly authorized, executed and delivered by the Company.

              (3) The Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
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              In rendering the foregoing opinion, I am expressing no opinion as to Federal or state laws relating to fraudulent transfers.

              The foregoing opinion is limited to the Federal laws of the United States, the laws of the Commonwealth of Puerto Rico and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of New York law, I have relied upon the opinion, dated December 12, 1995 of Sullivan & Cromwell, and my opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell.

              Also, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities have been manually signed by one of the trustee's authorized officers, and that the signatures and all documents examined by me are genuine, assumptions that I have not independently verified.

              I hereby consent to the filing of this opinion as an exhibit to the Registration Statement (No. 33-61601) and to the references to me under the heading "Validity of Offered Securities" in the Prospectus and the heading "Validity of the Notes" in the Prospectus Supplement dated December 7, 1995. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


                                           Very truly yours,

                                           /s/ Brunilda Santos de Alvarez
                                           ------------------------------
                                           Brunilda Santos de Alvarez


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